Exhibit 10.39

ZYMOGENETICS, INC.

DEVELOPMENT AND SUPPLY AGREEMENT

This Agreement is entered into this 1st day of October, 2003 (“Effective Date”) by and between Abbott Laboratories, an Illinois corporation having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 (“Abbott”), and ZymoGenetics, Inc. having a principal place of business at 1201 Eastlake Avenue East in Seattle WA, 98102 (“ZymoGenetics”).

WHEREAS, ZymoGenetics is the owner of certain technology and patent rights regarding the compound rhThrombin (“Thrombin”), which is used as a drug for blood coagulation for applications in such areas as surgery;

WHEREAS, ZymoGenetics will file for approval with the United States Food and Drug Administration (and its foreign equivalents), a Biologics License Application (BLA) (and its foreign equivalents), for certain formulations containing Bulk Drug Substance, as defined below;

WHEREAS, ZymoGenetics has certain process information relating to the synthesis of Bulk Drug Substance and desires to have Abbott evaluate such information and to scale-up and adapt the current manufacturing process for the preparation of Bulk Drug Substance at Abbott facilities;

WHEREAS, Abbott possesses process engineering capabilities and operates process development facilities, which include small scale bulk drug substance laboratories and pilot plants, as well as large scale facilities for the manufacture of commercial quantities of certain bulk drug substances;

WHEREAS, Abbott desires to evaluate ZymoGenetics’ process information and scale-up and adapt the current manufacturing process for the preparation of Bulk Drug Substance at Abbott facilities; and

WHEREAS, Abbott desires to manufacture for ZymoGenetics, developmental, clinical and commercial quantities of Bulk Drug Substance, and ZymoGenetics desires to purchase from Abbott such quantities, all subject to the terms and conditions of this Agreement.

WHEREAS, the Parties entered into a [ * ] to begin technology transfer and payments directly related to manufacture of Bulk Drug Substance and the Project and which Purchase Order shall be terminated on an even date with the Effective Date of this Agreement.

CONFIDENTIAL AGREEMENT	1	Abbott-ZymoGenetics

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NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1.	Definitions

As used in this Agreement, the following words and phrases shall have the following meanings:

1.1 “Abbott Know-How” means all proprietary non-patented technical data, drawings, documentation, analytical and regulatory information and other information, including all improvements thereto, not included in Abbott Patent Rights, as defined below, [ * ] as developed by Abbott for ZymoGenetics during the Project that is either (a) owned by Abbott, or Abbott’s Affiliates, or licensed to Abbott, with the right to sublicense, as of the Effective Date, (b) generated by Abbott during the term of this Agreement, or (c) acquired by Abbott (other than from or on behalf of ZymoGenetics) during the term of this Agreement.

1.2 “Abbott Patent Rights” means United States and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues of all such patents and patent applications, all as are owned by Abbott, or Abbott’s Affiliates, or licensed by Abbott, with the right to sublicense, and to which ZymoGenetics would need a license in order to practice the manufacturing and/or process development operations relating to the manufacture of Bulk Drug Substance as developed by Abbott for ZymoGenetics during the Project.

1.3 “Affiliate” of a party hereto means any entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, a party shall be deemed to control another entity if it owns or controls, directly or indirectly, [ * ] of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation).

1.4 “Assumptions” means as such term is defined in Exhibits C and D.

1.5 “BLA” means the Biologics License Application (or its foreign equivalent) filed with the FDA (or foreign Regulatory Authority), seeking authorization to market Product in the United States (or applicable foreign country within the Territory).

1.6 “Bulk Drug Substance” means the bulk form of Thrombin, as more fully described in Exhibits A and B, manufactured in accordance with this Agreement and meeting the Bulk Drug Substance Specifications.

1.7 “Bulk Drug Substance Specifications” means the written specifications for Bulk Drug Substance set forth in Exhibit B as modified from time to time pursuant to Section 7.5.

1.8 “cGMP” means the FDA’s current good manufacturing practices, as specified in the Code of Federal Regulations and FDA’s guidance documents, and all successor regulations and guidance documents thereto, as well as the comparable practices, regulations and documents of any other comparable Regulatory Authorities.

1.9 “CMC” means the Chemistry, Manufacturing and Controls section of the BLA.

1.10 “Confidential Information” means all information, including, but not limited to, ZymoGenetics Know-How and Abbott Know-How disclosed pursuant to this Agreement inwriting (or all information disclosed orally, visually and/or in another intangible form which is

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summarized in writing as to its general content within thirty (30) days after original disclosure and identified as being confidential), except any portion thereof that:

(a) is already known to the recipient upon receipt, as evidenced by its written records;

(b) is disclosed to the recipient without restriction after acceptance of this Agreement by a Third Party who has the right to make such disclosure; or

(c) is independently developed by or for the recipient without reliance on the Confidential Information, as evidenced by its written records; or

(d) becomes available to the general public without fault of the recipient.

1.11 “Contract Year” shall mean [ * ] A Contract Year shall end upon the termination of this Agreement regardless of the actual calendar date.

1.12 “Dedicated Equipment” means as such term is defined in Section 8.8.

1.13 “EMEA” shall mean the European Agency for the Evaluation of Medical Products, or any successor entity thereto.

1.14 “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.15 “Fully Burdened Manufacturing Cost” means the sum of the following costs to the extent allocable to the manufacture of Bulk Drug Substance: [ * ], that the allocation of the foregoing costs shall be made to generally reflect the costs incurred during [ * ], and would not include any costs associated with [ * ]. Fully Burdened Manufacturing Cost shall be calculatedin a manner consistent with Generally Accepted Accounting Principles consistently applied.

1.16 “ICH” shall mean the International Convention on Harmonisation and any successor agreements and/or amendments thereto.

1.17 “Incurred Fees” means as such term is defined in Section 12.6.

1.18 “Launch Date” means the date on which the first commercial sale of Product is made in the Territory by ZymoGenetics or its designee.

1.19 “Liability” means as such term is defined in Section 14.1.

1.20 “Maximum [ * ] Capacity” means [ * ] Bulk Drug Substance per calendar of each Contract.

1.21 “Minimum Purchase Obligation” means as such term is defined [ * ]

1.22 “Product” means any pharmaceutical product containing Bulk Drug Substance as its active ingredient.

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1.23 “Project” means a multi-stage (each a “Stage”) project to adapt and further develop ZymoGenetics’ current process for the manufacture of Bulk Drug Substance to Abbott’s manufacturing facility and develop such process to commercial scale so as to manufacture Bulk Drug Substance in compliance with this Agreement, as set forth in Exhibit C.

1.24 “Reassignment Costs” means as such term is defined [ * ]

1.25 “Regulatory Authority(ies)” means the FDA, the EMEA, or any comparable national or territorial regulatory entity within the Territory.

1.26 “Regulatory Filings” means the governmental filings required to obtain approval to market Product in a given country within the Territory, including, but not limited to, Product registration(s) and marketing approval(s), as applicable, in each such country.

1.27 “Research and Development Fee” means as such term is defined in Section 5.1.

1.28 “Termination Cap” means [ * ].

1.29 “Territory” means the world.

1.30 “Third Party” or Third Parties” means any person(s) or entity(ies), as applicable, other than Abbott or ZymoGenetics or any of their employees or agents.

1.31 “ZymoGenetics Know-How” means all proprietary non-patented technical data, drawings, documentation, analytical and regulatory information and other information, including all improvements thereto, not included in ZymoGenetics Patent Rights, as defined below, relating to the manufacture, use or sale of Bulk Drug Substance that is either (a) owned by ZymoGenetics (or ZymoGenetics’ Affiliates), or licensed to ZymoGenetics, with the right to sublicense, as of the Effective Date, (b) generated by ZymoGenetics during the term of this Agreement, or (c) acquired by ZymoGenetics (other than from or on behalf of Abbott) during the term of this Agreement.

1.32 “ZymoGenetics Patent Rights” means the United States (listed on Exhibit G) and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues of all such patents and patent applications, all as are owned by ZymoGenetics (or ZymoGenetics’ Affiliates), or licensed to ZymoGenetics, with the right to sublicense, claiming Bulk Drug Substance, or to which Abbott would need a license or sublicense in order to make Bulk Drug Substance.

2.	Bulk Drug Substance Development Project

2.1 The Project. Following the Effective Date and according to the timelines set forth in Exhibit C, Abbott shall undertake the Project. The Project shall consist of research and development activities described in the Project in accordance with Exhibit C. Abbott shall perform its research and development activities hereunder pursuant to the terms of this Agreement and the Project; provided, however, ZymoGenetics understands that, because the Project involves research from which the results are inherently uncertain, Abbott does not make any [ * ] or [ * ] of any kind that the Project will result in a commercially-viable process.

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2.2 Project Stages. At the completion of each Project Stage, except in the event that this Agreement is otherwise terminated as permitted herein, the Parties shall mutually agree whether to (i) proceed with the Project or (ii) conduct further development work under the then current Stage in addition to those activities described in the Project for the then current Stage. In the event, that the Parties cannot agree on (i) or (ii) above, the Parties shall organize representatives with technical and executive decision making authority, to meet in good faith and attempt to mutually agree on either (i) or (ii) above, or some alternative course of action, prior to entering ADR as outlined in Section 18.2.

2.3 [ * ]-Manufacturing Facility [ * ]. Abbott shall -[ * ] requirements, and ZymoGenetics shall agree to pay for [ * ], on the date prior to the initiation of [ * ], based on the then current Project schedule, as may be revised by the Parties (the “[ * ]”). The [ * ] -rate shall be-[ * ] per month for the [ * ] to fulfill [ * ] -obligations (the [ * ] Rate”); provided, however, that the aggregate [ * ] -to complete [ * ], which shall be agreed to by the Parties in writing prior to [ * ] shall not exceed [ * ] -provided further, however, ZymoGenetics shall be relieved of its obligation to pay such portion of the-[ * ] based on the time period for such [ * ]) for each period of time that-[ * ] necessary components, equipment or materials, except to the extent [ * ]. Once any such capacity [ * ] occurs, and the initiation date for [ * ] -has passed, Abbott shall begin to invoice ZymoGenetics monthly according to the Payment Schedule in Exhibit C, regardless of the status of this Agreement (except if the Agreement is terminated pursuant to Section 12.3 or due to Abbott’s breach pursuant to Section 12.4) or the development and manufacturing activities performed therein. In the event that ZymoGenetics [ * ] and Abbott is able to fill such-[ * ] Abbott shall provide ZymoGenetics with a [ * ]-(as elected by ZymoGenetics) in [ * ] Once Abbott commences the manufacture of validation runs of the Bulk Drug Substance, if any such run fails to conform to the Bulk Drug Substance Specifications, Abbott shall [ * ] cost as soon as reasonably possible (but in no event later than [ * ] from the foregoing failure) in order to meet regulatory requirements to validate the manufacturing process.

3.	Abbott’s Research and Development Activities

3.1 Abbott’s Activities. One of the objectives of the Project shall be for Abbott to develop and manufacture Bulk Drug Substance and to support ZymoGenetics’ Regulatory Filings as appropriate, however, ZymoGenetics shall be responsible forthe preparation and filing of Regulatory filings, and all communications with Regulatory Authorities, with respect to the Bulk Drug Substance. Abbott shall conduct and perform according to the work-plan set forth in Exhibit C as may be amended from time to time by the Parties to achieve such objectives, including, but not limited to, the following:

a.	Sourcing raw materials for use in manufacturing Bulk Drug Substance, with the price of such materials included in the price of the Project, excluding the [ * ]

b.	Performing pilot scale evaluation of ZymoGenetics’ manufacturing process;

c.

Adapting ZymoGenetics’ manufacturing process to Abbott’s equipment and systems. In no event, without ZymoGenetics’ prior written approval and the Parties’ written agreement on licensing terms, will Abbott incorporate any proprietary procedures or processes (whether or not patented and including, without limitation, any Abbott Invention) into the manufacturing process that

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would require ZymoGenetics’ to obtain a license (from Abbott or any Third Party) in order to practice such manufacture of any Bulk Drug Substance. In the event Abbott incorporates any such proprietary procedures or processes without first obtaining ZymoGenetics’ written consent, Abbott hereby grants to ZymoGenetics a royalty-free, irrevocable, worldwide, nonexclusive license (or sublicense, if applicable) (with the right to sublicense) to practice the proprietary procedures or processes;

d.	Developing [ * ] to manufacture Bulk Drug Substance in Abbott’s manufacturing facility;

e.	Preparing suitable manufacturing process documentation, including instructions and manufacturing controls for inclusion in Regulatory Filings;

f.	Provide the Bulk Drug Substance information directly to ZymoGenetics in support of Regulatory Filings, and assisting ZymoGenetics in responding to questions from Regulatory Authorities concerning the manufacture of Bulk Drug Substance;

g.	Conducting material contact and cleaning validation studies, engineering and validation runs, process validation studies, and preparing process justification and validation summary reports, in a mutually agreed upon timely manner, to meet pre-approval and other appropriate inspection requirements of the Regulatory Authorities and to support approval of the manufacture of the Bulk Drug Substance in the Abbott manufacturing facility;

h.	Permitting ZymoGenetics to conduct all necessary cGMP and quality assurance reviews of Abbott documentation, including review and receipt of copies of Abbott manufacturing work orders;

i.	Permitting ZymoGenetics to access Abbott’s manufacturing data relating to Bulk Drug Substance;

j.	Providing ZymoGenetics with acceptable environmental impact statements, if required, for inclusion with Regulatory Filings;

k.	Providing ZymoGenetics with appropriate pilot and commercial scale batch record manufacturing documentation for Regulatory Filings;

l.	Conducting [ * ] on Bulk Drug Substance as defined in Exhibit C;

m.	Preparation for and administration of the pre-approval inspection (and any other necessary inspections) by the Regulatory Authorities; and

n.	Subject to Section 2.1, manufacturing development supplies, clinical supplies, stability supplies and process validation batches of Bulk Drug Substance in accordance with current cGMP’s and pursuant to protocols to which the Parties shall mutually agree.

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4.	ZymoGenetics’ Research and Development Activities

4.1 ZymoGenetics’ Activities. ZymoGenetics shall assist Abbott in completing the Project, including, but not limited to ZymoGenetics’ responsibility for the following:

a.	Providing Abbott with applicable analytical methods validated to Abbott’s standards for raw materials which standards shall reasonably comport with industry standards, in-process tests and manufacture of Bulk Drug Substance and all available reference materials;

b.	Providing Abbott with technical data on Bulk Drug Substance that includes, but is not limited to, the following: (i) material safety data sheets with environmental and safety information, and (ii) additional detailed data, if necessary, to define potential hazards and establish employee exposure levels;

c.	Obtaining and providing Abbott with copies of Regulatory Filings as necessary for Abbott to obtain regulatory approval of the pre-approval inspection; and

d.	Maintaining a stability program for, and retaining samples of, the marketed Bulk Drug Substance.

5.	Payment for Abbott’s Development Efforts

5.1 Research and Development Fee. To reimburse Abbott for its participation in the Project in compliance with the activities described therein and in, this Agreement, and in accordance with the Delivery and Payment Schedule set forth in Exhibit C, ZymoGenetics shall pay Abbott a [ * ] (except as set forth in Section 12.6(f)) research and development fee (“Research and Development Fee”), which fee in the aggregate upon completion of the Project may be less than or equal to, but shall not exceed, [ * ], unless revisions occur in the Project scope in accordance with the terms of this Article 5. The Parties understand and agree that the Research and Development Fee is composed of, in part, by the Reservation Rate described in Section 2.3. The Research and Development Fee, shall be paid to Abbott as outlined in the Delivery and Payment Schedule identified in the Project (Exhibit C). Any such modifications agreed upon by the Parties to the scope of the Project shall be incorporated into the Payment Schedule by a written agreement between ZymoGenetics and Abbott.

5.2 Changes in Project Scope. If changes occur in the Project or Bulk Drug Substance Specifications, or if technical difficulties require that Abbott perform either additional work or repeat work, and provided such work is unrelated to Abbott’s fault or negligence, in advance of incorporating such changes or performing any work associated therewith, Abbott shall consult with ZymoGenetics and thereafter provide ZymoGenetics with a new or revised written test protocol with cost estimates for such work. If ZymoGenetics approves such costs and protocols, Abbott shall perform such work and ZymoGenetics shall pay Abbott’s costs for such work in the manner and at the time as agreed upon by the Parties in conjunction with the approval of the work.

5.3 Additional Filing Costs. ZymoGenetics shall reimburse Abbott for Abbott’s direct costs paid to any Third Party (excluding Affiliates of Abbott, unless otherwise agreed upon by the

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Parties), which are subject in each case to written pre-approval by ZymoGenetics, associated with any filings with Regulatory Authorities including but not limited to the filing of a CMC or CMC amendment, in support of ZymoGenetics’ Regulatory Filings with respect to Bulk Drug Substance. ZymoGenetics also shall reimburse Abbott for Abbott’s direct costs or those reasonable costs paid to any Third Party (excluding Affiliates of Abbott, unless otherwise agreed upon by the Parties), which are subject in each case to written pre-approval by ZymoGenetics, for any work requested by ZymoGenetics to produce and assemble documentation for Bulk Drug Substance registrations outside the United States.

6.	Pilot Scale and Clinical Supplies

6.1 Pilot Scale Supplies. Subject to Section 2.1, as part of completing the Project, Abbott shall manufacture and provide to ZymoGenetics samples that result from up to (as determined by ZymoGenetics) [ * ] pilot scale lots of Bulk Drug Substance.

6.2 Registration/Validation Supplies. Subject to Section 2.1, as part of completing the Project, Abbott shall manufacture and provide to ZymoGenetics Bulk Drug Substance supplies that result from approximately [ * ] runs that are scheduled for engineering runs and BLA registration/validation, with the last three runs to be characterized as final “Registration Batches” which will be suitable for commercial distribution and that Abbott warrants in accordance with Section 13.2. ZymoGenetics shall promptly notify Abbott of any alteration of the clinical schedule and Bulk Drug Substance amount.

6.3 Revisions to Schedule. No revisions may be made to the pilot scale and clinical development schedule unless mutually agreed upon in writing by ZymoGenetics and Abbott. The Parties shall mutually agree to the revision of a change in costs associated with such agreed upon adjustment to such schedule.

6.4 No Warranties. Notwithstanding any terms or conditions to the contrary contained herein, including, without limitation Section 13.2, Abbott makes no warranties, express or implied, with respect to Bulk Drug Substance produced for pilot scale supplies in accordance with this Section 6.4. All warranties, express or implied, including without limitation, the implied warranties of merchantability, fitness for a particular purpose and noninfringement, are hereby disclaimed by Abbott.

7.	Manufacture and Commercial Supply of Bulk Drug Substance

7.1 Purchase and Sale of Bulk Drug Substance. Abbott shall manufacture and deliver Bulk Drug Substance, in accordance with the terms of this Agreement, [ * ] for the benefit of ZymoGenetics or its designee, and ZymoGenetics shall purchase, in accordance with the terms of this Agreement, its Bulk Drug Substance requirements in the Territory [ * ] from Abbott provided that Abbott is able to supply Bulk Drug Substance in accordance with Article 9. Abbott shall manufacture Bulk Drug Substance in accordance with the Bulk Drug Substance Specifications that the Parties shall mutually develop. The Parties may alter from time to time the Bulk Drug Substance Specifications by mutual written agreement without amending this Agreement in accordance with Section 7.5.

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7.2 Raw Materials and Components. Abbott shall source all raw materials and components necessary for the manufacture of the Bulk Drug Substance, subject to the limitation on Abbott’s obligation to cover the cost of purchasing PTA as described in Exhibit D (which limitation is based on the cost of the PTA as a cost component of the final manufactured Bulk Drug Substance). Such raw materials and components are included in the price of the Bulk Drug Substance.

7.3 Use of Third Parties. Abbott shall not utilize a Third Party to manufacture any portion or all of the Bulk Drug Substance without first obtaining ZymoGenetics’ written consent which consent shall not be unreasonably withheld or delayed. In the event that Abbott is authorized to utilize a Third Party in the manufacture of Bulk Drug Substance, such Third Party shall be approved by Abbott’s Quality Assurance department. Any Third Party contract entered into by Abbott and that Third Party shall contain a provision that allows ZymoGenetics to audit such Third Party’s facilities. Abbott agrees that it shall remain liable for the performance of Abbott’s obligations hereunder in the event that Abbott is authorized to use a Third Party to perform Abbott’s obligations on its behalf.

7.4 [ * ]. ZymoGenetics covenants to [ * ] of Bulk Drug Substance for each Contract Year prior to the last to expire of the ZymoGenetics Patent Rights listed on Exhibit G, commencing in the calendar year following the year of the Launch Date. The [ * ] during each such Contract Year shall [ * ] If ZymoGenetics does not purchase th [ * ] during any such Contract Year, then within thirty (30) days after the end of the Contract Year, ZymoGenetics shall pay to Abbott [ * ] from Abbott during the just concluded Contract Year-provided that any failure to [ * ] is not due to [ * ] such quantity of Bulk Drug Substance. Abbott may agree, solely at Abbott’s option, to waive such purchase obligation.

7.5 Modification of Bulk Drug Substance Specifications. Abbott shall not implement any modification, material or otherwise, to the Bulk Drug Substance Specifications without ZymoGenetics’ prior written approval. Abbott shall submit to ZymoGenetics a revised price for either the current or future Stage of development during the Project or the Bulk Drug Substance that reflects such cost increase resulting from any of the following events: (i) the Bulk Drug Substance Specifications are modified by ZymoGenetics, (ii) the Bulk Drug Substance Specifications must be modified by requirement of any Regulatory Authority, or (iii) a process change is required as part of the CMC or other applicable governmental application, and such modification or process change increases Abbott’s cost to manufacture Bulk Drug Substance. Abbott and ZymoGenetics shall mutually agree on the cost allocation of such change. In the event the Parties are unable to agree on such cost allocation, Abbott may (i) refuse to implement the change (in which event, ZymoGenetics may terminate this Agreement) or (ii) terminate this Agreement. If such modification results in the requirement to reprocess and/or retest previously manufactured and otherwise acceptable Bulk Drug Substance, any additional costs incurred by Abbott in such reprocessing and/or retesting shall be paid within the longer of: (i) sixty (60) days of the mutual written agreement of the Parties for Abbott to reprocess and/or retest the Bulk Drug Substance; or (ii) thirty (30) days after receipt of the final report of the results of the retest or reprocessing.

7.6 Modification of Bulk Drug Substance Process. Abbott shall not make any process changes with respect to the manufacture of the Bulk Drug Substance without prior written permission from ZymoGenetics. Prior to any such change being made, ZymoGenetics shall be

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responsible for obtaining (a) all necessary regulatory approvals from Regulatory Authorities and (b) to the extent necessary and under terms to be agreed upon in writing by ZymoGenetics, licensure from Abbott or any Third Party in order to practice such process change for the manufacture of Bulk Drug Substance with respect to such modifications.

8.	Manufacture of Bulk Drug Substance

8.1 Bulk Drug Substance Title and Shipment. Any Bulk Drug Substance manufactured by Abbott pursuant to this Agreement shall be shipped F.O.B. Abbott’s manufacturing facility using [ * ] shipping methods. Title and risk of loss shall pass to ZymoGenetics upon delivery of Bulk Drug Substance to the carrier. Shipment shall be via a carrier designated by ZymoGenetics.

8.2 Bulk Drug Substance Storage. ZymoGenetics shall pay Abbott for any Bulk Drug Substance storage costs per manufacturing lot or part thereof (excepting retained samples) incurred by Abbott at ZymoGenetics’ request for storage after the period ending sixty (60) days after release of post Launch Date Bulk Drug Substance, provided that such Bulk Drug Substance was forecasted by ZymoGenetics according to Article 9. Such costs shall be calculated at a rate of [ * ] per month.

8.3 Quality Control. Abbott shall apply its quality control procedures and in-plant quality control checks on the manufacture of Bulk Drug Substance for ZymoGenetics in the same manner as Abbott applies such procedures and checks to bulk drug substance of similar nature manufactured for sale by Abbott. In addition, Abbott will test and release Bulk Drug Substance to ZymoGenetics in accordance with the Bulk Drug Substance Specifications described in Exhibit B.

8.4 Quality Assurance. Representatives of the Parties’ Quality Assurance departments shall meet to develop and approve a quality agreement (“Quality Agreement”) outlining the responsibilities and key contacts for quality and compliance-related issues. Items to be contained in the Quality Agreement include, but are not limited to recalls, annual product reviews, returned goods, regulatory audits, compliance with cGMP and compliance with such other quality related concerns as are deemed appropriate by the Parties. The Quality Agreement shall be negotiated in good faith by the parties no later than six (6) months prior to Stage IV cGMP manufacturing and, once executed by both parties, shall be incorporated into and made part of this Agreement by this reference. In the event that any terms in the Quality Agreement conflict with any terms contained in this Agreement, the terms of this Agreement shall control.

8.5 Audits. ZymoGenetics shall have the right, upon thirty (30) days’ prior written notice to Abbott, and Abbott’s written approval, which approval shall not be unreasonably withheld, to conduct during normal business hours a quality assurance audit and inspection of Abbott’s records and Bulk Drug Substance facilities relating to the manufacture of Bulk Drug Substance and to perform follow-up audits as reasonably necessary. Prior to Abbott commencing the production of the first batch of commercial Bulk Drug Substance as ordered by ZymoGenetics, such audits and inspections may be conducted from time to time on a reasonable basis. Once Abbott has commenced production of the first batch of commercial Bulk Drug Substance, such audits may only be conducted once each calendar year. The duration of such audits shall not exceed three (3) days and such audits shall be performed by no more than two (2)

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auditors, unless ZymoGenetics reasonably believes that a longer audit or additional personnel are necessary and provides its reasons for such belief to Abbott in writing. If ZymoGenetics wishes to perform audits more often than once per year or over a period in excess of three (3) days, ZymoGenetics shall pay Abbott [ * ] per additional audit day. Notwithstanding the foregoing, in the event that an audit is required by ZymoGenetics due to quality issues that arise, per the terms of 8.6 and/or 9.8 or associated with any ineffective corrective action, as demonstrated by subsequent Bulk Drug Substance lot(s) containing comparable deviations, during any Contract Year, ZymoGenetics shall be entitled to conduct such audit [ * ]. If more than two (2) auditors perform the audit, ZymoGenetics shall pay Abbott [ * ] per additional auditor. In addition, ZymoGenetics licensees shall have the right at any time during the term of this Agreement, upon five (5) business days prior written notice to Abbott, to conduct any audits specifically mandated by any Regulatory Authority or to respond to specific questions from any such Regulatory Authority. Notwithstanding anything to the contrary contained in this Agreement, any audits conducted on Abbott’s property shall be subject to Abbott’s rules and regulations regarding security and confidentiality and shall be conducted in the presence of Abbott’s employees. In addition, Abbott shall promptly provide ZymoGenetics a written response to any such audit report received by Abbott.

Visits by ZymoGenetics to Abbott’s Bulk Drug Substance facilities may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 11 hereof. The results of such audits and inspections shall be considered Confidential Information under Article 11 and shall not be disclosed to Third Parties, including but not limited to any Regulatory Authority, unless required by law and upon prior written notice to Abbott. If ZymoGenetics utilizes auditors that are not employees of ZymoGenetics, each of such auditors shall execute a non-disclosure agreement with confidentiality terms at least as stringent as those set forth herein.

Abbott shall be responsible for inspections of its manufacturing facilities by any Regulatory Authorities and shall promptly notify ZymoGenetics if such inspections are directly related to the manufacture of ZymoGenetics’ Bulk Drug Substance or if the results of a non-related inspection could materially impair Abbott’s ability to perform in accordance with this Agreement. With respect to inspections directly related to the manufacture of Bulk Drug Substance, Abbott shall (a) provide ZymoGenetics with copies of all documents, reports or communications received from or given to any Regulatory Authority associated therewith, (b) permit ZymoGenetics’ representatives to be present on site and participate, at Abbott’s discretion, as appropriate, based on questions or requests specific to ZymoGenetics and as permitted by Regulatory Authorities, in such inspections, and (c) allow ZymoGenetics to provide comments to Abbott, and Abbott shall draft any such correspondence to Regulatory Authorities in connection therewith.

ZymoGenetics shall promptly notify Abbott regarding any inspection on ZymoGenetics property related to the manufacture of Bulk Drug Substance.

8.6 Recalls. Product recalls and contacts with any Regulatory Authorities relating to the recall of Product shall be the responsibility of, and under the control of, ZymoGenetics. In the event that Abbott has reason to believe that any Products should be recalled or withdrawn from distribution, it shall promptly inform ZymoGenetics in writing of such belief.

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ZymoGenetics shall notify the appropriate Regulatory Authorities of any recall and shall be responsible for coordinating all necessary activities regarding the action taken. Abbott and ZymoGenetics shall fully cooperate to complete the recall, and shall thereafter resolve any allocation of liability as may be appropriate in accordance with the terms of this Agreement. The costs and expenses of conducting any recall shall be treated as follows:

(a) If any Product is recalled as a result of the supply by Abbott of Bulk Drug Substance that was not manufactured in compliance with the terms of this Agreement, then Abbott shall reimburse ZymoGenetics for all reasonable expenses actually incurred as a result of such recall. If ZymoGenetics elects to utilize a Third Party to conduct a recall, ZymoGenetics shall notify Abbott of the identity of such Third Party;

(b) If each party contributes to the cause for a recall, the expenses actually incurred as a result of such recall will be shared in proportion to each party’s responsibility; and

(c) All recalls of Product other than those described in clauses (a) or (b) shall be at ZymoGenetics’ sole expense. ZymoGenetics shall give Abbott prompt written notice of any Product recalls that ZymoGenetics believes were caused or may have been caused by Abbott’s failure to comply with this Agreement.

8.7 Payment Terms.

(a) Price and Payment. For (a) work performed in conducting the Project in accordance with this Agreement, (b) Deliverables to ZymoGenetics as specified in Exhibit C, and (c) Bulk Drug Substance that is manufactured and delivered in accordance with this Agreement and meets the Bulk Drug Substance Specifications, Abbott shall invoice ZymoGenetics according to the Payment Schedule in Exhibit C and Bulk Drug Pricing in Exhibit D. ZymoGenetics shall make payment of all undisputed amounts net thirty (30) days from the date of receipt of Abbott’s invoice. All payments due under this Agreement shall be paid in U.S. Dollars by wire transfer (ZymoGenetics will endeavor but is not obligated to provide twenty four (24) hours advance notice of each wire transfer to the bank account identified below or such other bank accounts as Abbott shall designate) or by such other means agreed to by the Parties, for value, in each case at the expense of the payor:

Account Name:         [ * ]

Account Number:

Bank:

ABA Number:

(b) Taxes. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Bulk Drug Substance sold pursuant to this Agreement shall be paid by ZymoGenetics.

8.8 Dedicated Equipment. ZymoGenetics shall pay the cost of additional equipment purchased by Abbott (“Dedicated Equipment”), which is required for Abbott to manufacture

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Bulk Drug Substance for ZymoGenetics (subject to the approval conditions stated below). Abbott shall advise ZymoGenetics of any Dedicated Equipment required and the estimated costs associated with the purchase, installation and validation of such Dedicated Equipment. Such DedicatedEquipment shall be used exclusively for manufacturing of Bulk Drug Substance hereunder, unless otherwise permitted in advance by ZymoGenetics in writing. [ * ] Abbott shall bill ZymoGenetics for the reasonable installation and equipment validation costs after Abbott installs the Dedicated Equipment. This Section 8.8 shall not apply to any replacement equipment purchased by Abbott because of obsolescence (technical or otherwise). Dedicated Equipment, as estimated on or around the Effective Date, is outlined in Exhibit F. Any requirements that vary from Exhibit F herein shall be communicated to ZymoGenetics and approved in writing (letter, e-mail or facsimile) by an authorized ZymoGenetics representative prior to the purchase of any such Dedicated Equipment. ZymoGenetics shall own any Dedicated Equipment upon the date it makes full payment to Abbott for said Dedicated Equipment. In the event this Agreement is terminated, Abbott and ZymoGenetics shall in good faith agree on the commercially reasonable procedures and costs related to the return of the Dedicated Equipment to ZymoGenetics. Upon such termination, if Abbott wishes to retain any such Dedicated Equipment, and ZymoGenetics approves of such retention in writing, Abbott shall [ * ] In addition to Exhibit F, Abbott shall submit quarterly to ZymoGenetics, an updated estimate of Dedicated Equipment costs for the entire Project. Abbott shall purchase such Dedicated Equipment and promptly bill ZymoGenetics. Abbott must receive written approval from ZymoGenetics prior to any such purchase if (a) the purchase is for an amount greater than [ * ] of (b) if the aggregate of such purchases during a particular calendar quarter are for an amount greater than [ * ].

Title to, and risk of loss of, all Dedicated Equipment shall be retained by ZymoGenetics; provided, however, that Abbott shall be responsible for replacing any ZymoGenetics Owned Dedicated Equipment that is destroyed due to Abbott’s negligence, willful misconduct, unauthorized use or unauthorized use with other products. All Dedicated Equipment shall remain at Abbott’s manufacturing facilities.

Abbott shall be responsible for maintaining and servicing the Dedicated Equipment. ZymoGenetics, however, shall be responsible for the cost of non-routine maintenance and servicing of the Dedicated Equipment (such as major repairs and material parts replacement), except to the extent caused by Abbott’s negligence, willful misconduct, unauthorized use or use with other products in which case Abbott shall be responsible. Abbott shall notify ZymoGenetics prior to the performance of any non-routine maintenance or servicing, and ZymoGenetics shall reimburse Abbott at cost for such maintenance or servicing costs that ZymoGenetics has authorized to be incurred and for which it is responsible.

9.	Orders and Forecasts

9.1 First Year Estimate. ZymoGenetics shall, within [ * ] days after filing its BLA for Bulk Drug Substance, provide Abbott with a written estimate of ZymoGenetics’ monthly requirements of Bulk Drug Substance to be supplied by Abbott for the first Contract Year; provided, however, the Parties acknowledge that most if not all requirements of Bulk Drug Substance for the first Contract Year may be obtained through the validation runs described in Section 6.2. Abbott acknowledges that such quantities are estimates only and are nonbinding.

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9.2 First Order. Abbott and ZymoGenetics shall cooperate fully in estimating and scheduling production for ZymoGenetics’ first commercial order of Bulk Drug Substance in anticipation of regulatory approval of Bulk Drug Substance.

9.3 First Firm Order. Approximately [ * ] months in advance (the “Initial Order Date”) of the desired Bulk Drug Substance availability date, ZymoGenetics shall place its first firm order for a period of time equal to the longer of (a) the remaining months of the calendar year in which the Initial Order Date occurs or (b) [ * ] following the Initial Order Date. At the same time, ZymoGenetics shall provide to Abbott with ZymoGenetics’ estimate of its monthly requirements of Bulk Drug Substance to be supplied by Abbott for the next succeeding [ * ] month period. For illustrative purposes only, the following are examples of how the Parties intend to apply this Section 9.3:

Example 1: If the desired Bulk Drug Substance availability date is [ * ], ZymoGenetics will place its first firm order on the Initial Order Date (which will be [ * ]) for its expected orders to be delivered during the period of time of [ * ].

Example 2: If the desired Bulk Drug Substance availability date is [ * ], ZymoGenetics will place its first firm order on the Initial Order Date (which will be [ * ]) for its expected orders to be delivered during the period of time of [ * ]

9.4 Rolling Forecast. At the beginning of each calendar quarter following the Initial Order Date, ZymoGenetics shall provide to Abbott a rolling [ * ] projection of requirements of Bulk Drug Substance to be supplied by Abbott, with the [ * ] of such projection consisting of firm purchase orders and the remaining [ * ] of such projection consisting of ZymoGenetics’ best estimate forecast of its Bulk Drug Substance requirements. For illustrative purposes only, the following are examples of how the Parties intend to apply this Section 9.4:

Example 1: Considering the scenario under Example 1 of Section 9.3, at the beginning of [ * ] following the Initial Order Date, commencing [ * ], ZymoGenetics shall provide to Abbott a rolling [ * ] forecast in the format described above; provided, however, the Parties recognize that all [ * ] from [ * ] will remain firm due to the initial firm forecast produced under Section 9.3.

Example 2: Considering the scenario under Example 2 of Section 9.3, at the beginning of [ * ] following the Initial Order Date, commencing the [ * ], ZymoGenetics shall provide to Abbott a rolling forecast in the format described above; provided, however, the Parties recognize that all [ * ] from [ * ] will remain firm due to the initial firm forecast produced under Section 9.3.

9.5 Purchase Order Acceptance. If a firm purchase order is not in excess of [ * ] of the amounts previously reflected for the applicable months in the immediately preceding Rolling Forecast, and the amounts in the firm purchase order are in compliance with the [ * ], the firm purchase order shall be deemed accepted by Abbott upon its receipt thereof. If, however, the firm purchase order exceeds such [ * ] or the amounts ordered for any given [ * ] would exceed the [ * ] then, within [ * ] after receipt of ZymoGenetics’ firm purchase orders for Bulk Drug Substance, Abbott shall confirm to ZymoGenetics its acceptance or non acceptance of the purchase order, the delivery date and the quantity of Bulk Drug Substance ordered by

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ZymoGenetics. In the event that Abbott is unable to meet ZymoGenetics’ order, then ZymoGenetics may either (a) reduce its firm purchase order to no more than [ * ] of the amounts previously reflected for the applicable months in the Rolling Forecast and to fall into compliance with the Maximum [ * ] Capacity or (b) employ a Third Party supplier of Bulk Drug Substance, provided that the Third Party supplier is only employed to supply the firm purchase order for which Abbott was unable to fulfill.

9.6 Firm Order Changes. If, due to significant unforeseen circumstances, ZymoGenetics requests changes to firm orders within the [ * ] firm purchase order timeframe, then Abbott shall attempt to accommodate the changes within reasonable manufacturing capabilities and efficiencies. Abbott shall advise ZymoGenetics in writing of the costs associated with making any such change and ZymoGenetics shall be deemed to have accepted the obligation to pay Abbott for such costs if ZymoGenetics indicates to Abbott, in writing, that Abbott should proceed to make the change. Abbott is obligated to fill all accepted firm orders for Bulk Drug Substance provided that (i) the order is no greater than [ * ] of the amounts previously reflected for the applicable months in the immediately preceding Rolling Forecast and (ii) the firm purchase order is in compliance with the Maximum [ * ] Capacity. Abbott shall use reasonable commercial efforts to fill any accepted firm orders for Bulk Drug Substance in excess of such [ * ]

9.7 Purchase Order Terms. Each purchase order or any acknowledgment thereof, whether printed, stamped, typed, or written shall be governed by the terms of this Agreement and none of the provisions of such purchase order or acknowledgment shall be applicable except those specifying Bulk Drug Substance and quantity ordered, delivery dates, special shipping instructions and invoice information.

9.8 Acceptance of Bulk Drug Substance.

(a) Acceptance. ZymoGenetics shall inspect the Bulk Drug Substance manufactured by Abbott upon receipt thereof and, within [ * ], (i) shall give Abbott written notice (a “Deficiency Notice”) of any Bulk Drug Substance that fails to comply with any of Abbott’s warranties stated in Section 13.2 or is delivered without a certificate of analysis; and (ii) shall reconcile the shipment against the relevant firm purchase order and give Abbott notice of any shortages. Should ZymoGenetics fail to provide Abbott with written notice of its acceptance or rejection of the Bulk Drug Substance within the above described [ * ] period, then the delivery shall be deemed to have been accepted by ZymoGenetics on the [ * ] after delivery.

(b) Determination of Deficiency. Upon receipt of a Deficiency Notice, Abbott shall have [ * ] to advise ZymoGenetics in writing that it disagrees in good faith with the contents of such Deficiency Notice (the “Response Notice”). If ZymoGenetics and Abbott fail to agree within [ * ] days after ZymoGenetics’ receipt of Abbott’s Response Notice, then the Parties shall promptly mutually select an independent laboratory to evaluate (using the test methods described in the Bulk Drug Substance Specifications) if the Bulk Drug Substance deviates from any Bulk Drug Substance Specifications. Such evaluation shall be binding on the Parties, and if such evaluation certifies that the Bulk Drug Substance deviates from any Bulk Drug Substance Specifications, ZymoGenetics may reject those Bulk Drug Substance in the manner contemplated by Section 9.8(c). If such evaluation reveals that the Bulk Drug Substance in question complies with the Bulk Drug Substance Specifications and Abbott has complied with

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all the warranties in Section 13.2, then ZymoGenetics shall be deemed to have accepted delivery of such Bulk Drug Substance upon the independent laboratory issuing its opinion.

(c) Rejection. Subject to the provisions of Sections 9.8, ZymoGenetics has the right to reject and return, at the expense of Abbott, any portion of any shipment of Bulk Drug Substance that deviates from any Bulk Drug Substance Specifications, without invalidating any remainder of such shipment, to the extent that such deviation arises from Abbott’s failure to manufacture and supply the Bulk Drug Substance in accordance with this Agreement (including, without limitation, the Bulk Drug Substance Specifications). In such event, Abbott at its cost shall promptly replace such rejected amounts with Bulk Drug Substance that conforms with the Bulk Drug Substance Specifications.

10.	Proprietary Ownership of Development Work, Preexisting Technology and License Grants

10.1 Existing Proprietary Information. Except as otherwise expressly provided herein, neither party shall be deemed to have been granted any license or other rights to patent rights, know-how relating to compounds, formulations, or processes which are owned or controlled by the other party existing as of the date hereof.

10.2 Abbott Inventions. With respect to any ideas, innovations or inventions related to manufacturing (whether or not patentable) developed by Abbott or Abbott’s Affiliates prior to or during the term of this Agreement (“Abbott Inventions”), Abbott shall own all proprietary rights to such ideas, innovations and inventions, and may obtain patent, copyright, and/or other proprietary protection relating to such Abbott Inventions. Abbott hereby grants to ZymoGenetics an [ * ] license with the right to [ * ], to each Abbott Invention which has been incorporated into the manufacturing process of the Bulk Drug Substance. Such license ([ * ]) shall be granted in exchange for a royalty equal to [ * ] of the Applicable Dollar Volume. “Applicable Dollar Volume” shall mean, as applicable, either (a) the purchase price paid by ZymoGenetics or its Third Party licensee for their purchase of Bulk Drug Substance from a Third Party manufacturer that is utilizing such licensed Abbott Inventions solely for the manufacturer of Bulk Drug Substance; or (b) [ * ] of the actual Fully Burdened Manufacturing Cost of the Bulk Drug Substance incurred by ZymoGenetics or its Third Party Licensee to manufacture such Bulk Drug Substance internally utilizing such Abbott Invention. In the event that Abbott files a patent application on an Abbott Invention, then Abbott shall so notify ZymoGenetics within [ * ] of the filing of such patent application.

10.3 ZymoGenetics Inventions. With respect to any ideas, innovations or inventions (whether or not patentable) developed by Abbott or ZymoGenetics (alone, or in conjunction with Third Parties) during the term of this Agreement and relating to the Bulk Drug Substance, other than Abbott Inventions (“ZymoGenetics Inventions”), ZymoGenetics shall own all proprietary rights to such ZymoGenetics Inventions, and may obtain patent, copyright, and/or other proprietary protection relating to such ideas, innovations and inventions. Abbott hereby assigns and shall assign to ZymoGenetics all of Abbott’s right, title and interest in and to the ZymoGenetics’ Inventions. During the term of this Agreement, ZymoGenetics hereby grants to Abbott a [ * ]

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10.4 Joint Inventions. Except for inventions to be owned individually by a party as described in Sections 10.2 and 10.3 above, each party shall own a [ * ] in all such inventions, discoveries and know-how made, conceived, reduced to practice and/or otherwise generated jointly by at least one employee, agent, or other person acting for each party in the course of this Agreement. The Parties shall collaborate on any actions with respect to the protection of their joint rights in such inventions, discoveries and know-how, at shared expense, and thereafter each party may make, use, sell, keep, license, assign, or mortgage such jointly-owned inventions, discoveries and know-how, and otherwise undertake all activities a sole owner might undertake with respect to such inventions, discoveries and know-how, with the prior written consent of the other party, which consent shall not be unreasonably withheld.

11.	Confidential Information

Neither party shall use or disclose any of the other party’s Confidential Information received by it without the prior written consent of the other party. Except as provided in the following sentence, nothing contained in this Article shall be construed to restrict the Parties from disclosing Confidential Information as is reasonably necessary to perform acts expressly permitted by this Agreement or such acts the Parties’ could reasonably expect to be performed in conjunction with the approval and/or manufacture of Bulk Drug Substance and/or any Product. However, if either party is required or feels it necessary to disclose any of the other party’s Confidential Information received by it pursuant to this Agreement (whether by audit or otherwise) to any Third Party or governmental authority or agency in compliance with any federal, state and/or local laws and/or regulations, or pursuant to an order of a court of competent jurisdiction, the disclosing party shall first notify the party owning such Confidential Information, prior to any such disclosure, in order to afford the disclosing party a reasonable opportunity to obtain a protective order as to such information and will use reasonable efforts to obtain reliable assurance that the information disclosed will be treated confidentially. In any event, each party shall make any disclosures of the other party’s Confidential Information received by it pursuant to this Agreement only to the extent required, and only to such persons who have a need to know. The obligations of each party relating to the other party’s Confidential Information shall expire ten (10) years after termination of this Agreement. The disclosure of Confidential Information shall not constitute the grant of any license or any other rights, or generate any business arrangements, unless specifically set forth herein or in another writing.

Neither party shall disclose the existence or any terms and conditions of this Agreement except (a) with the other party’s prior written consent or (b) as required to comply with foreign, federal, state or local laws and regulations (including, without limitation, federal and state securities laws and regulations).

Each party acknowledges that the remedy at law for any breach of this Article 11 would be inadequate, and the full amount of damages that may result from such breach is not readily susceptible to being measured in monetary terms. Accordingly, in the event of a breach or threatened breach by either party of this Article 11, the other party shall be entitled to immediate injunctive relief prohibiting any such breach and requiring the immediate return of all Confidential Information. Such remedies shall be in addition to any other remedies that may be available.

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12.	Term and Termination

12.1 Term. This Agreement shall become effective as of the Effective Date, and unless sooner terminated hereunder, shall continue in effect until the completion of the tenth (10th) Contract Year following the Launch Date (the “Initial Term”). THEREAFTER, THIS AGREEMENT SHALL STAY IN EFFECT AND, UNLESS SOONER TERMINATED HEREUNDER, SHALL TERMINATE ONLY AFTER NO LESS THAN EIGHTEEN (18) MONTHS’ PRIOR WRITTEN NOTICE OF A PARTY’S INTENT TO TERMINATE IS GIVEN TO THE OTHER PARTY (WHICH NOTICE MAY BE GIVEN PRIOR TO OR AFTER THE EXPIRATION OF THE INITIAL TERM).

12.2 ZymoGenetics Termination Rights. ZymoGenetics may terminate this Agreement upon [ * ] days prior written notice to Abbott if ZymoGenetics determines in good faith that the clinical, development and/or commercial stage of a Product, before or after the Launch Date, is not (or would not be) technically, clinically, legally (as governed by Regulatory Authorities or any local, state or federal laws or regulations in the United States) or commercially feasible as determined solely by ZymoGenetics and/or ZymoGenetics’ licensee (other than Abbott); provided, however, that in the event ZymoGenetics terminates this Agreement pursuant to this Section 12.2 but within two years thereafter decides to proceed toward the commercialization of the Product, and if ZymoGenetics is not restricted by any technical, regulatory or legal (as governed by Regulatory Authorities or any local, state or federal laws or regulations in the United States) limitations, Abbott shall have the first right to manufacture the Bulk Drug Substance (exercisable within a 30 day period from the date Abbott receives written notice from ZymoGenetics of such decision to proceed) for use in the Product at the price and upon the terms and conditions set forth in this Agreement (provided the necessary specifications for the Bulk Drug Substance are the same, in all material respects, as the Bulk Drug Specifications).

12.3 Abbott Termination Rights. Following the Launch Date, Abbott may terminate this Agreement under either of the following circumstances:

(a) If Abbott (in consultation with ZymoGenetics) determines [ * ] that the continued operation of the manufacturing process for the Bulk Drug Substance is not [ * ] (for reasons other than Abbott’s acts or omissions) in Abbott’s manufacturing facilities, provided, however, that prior to terminating this Agreement, Abbott shall first provide ZymoGenetics with (i) a written description of all the factors considered by Abbott in determining that [ * ] and (ii) a good faith estimate of the costs that each party would incur to resolve [ * ] (the “Written Estimate”). Within ten (10) days of ZymoGenetics’ receipt of the Written Estimate, representatives with [ * ] and executive decision making authority from each Party shall meet and endeavor to arrive at a mutually agreeable resolution as to whether and how to address [ * ] . If the Parties cannot reach such mutual agreement within a thirty period following such meeting, the Parties (by written agreement) may elect to either (i) immediately terminate this Agreement or (ii) proceed in a diligent and good faith manner,[ * ] At ZymoGenetics’ request, Abbott shall reasonably assist ZymoGenetics in identifying [ * ] and Abbott shall take all reasonable steps to achieve an [ * ], including if necessary, providing reasonable training to ZymoGenetics or to its designated Third Party manufacturer, as well as perform such other [ * ] necessary to permit continuity in the development and manufacture of the Bulk Drug Substance. The Parties shall discuss in good [ * ] between the Parties [ * ]

(b) If Abbott decides to terminate this Agreement, prior to the completion of the Initial Term (defined in Section 12.1),[ * ] which would otherwise be used to fulfill its

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obligations under this Agreement, for the purpose of [ * ] owned by Abbott or any of Abbott’s Affiliates; provided, however, that if Abbott terminates this Agreement for the foregoing reason, it shall do the following: (i) Provide ZymoGenetics with [ * ] notice before the effective date of such termination, during which time Abbott shall continue to fulfill its obligations to supply Bulk Drug Substance to ZymoGenetics in accordance with the terms of this Agreement; (ii) assist ZymoGenetics [ * ] (iii) take [ * ] steps (and cause its Affiliates, as necessary, to take reasonable steps), [ * ] to ZymoGenetics, to achieve [ * ] thereto (including, without limitation, providing[ * ] to ZymoGenetics and the replacement manufacturer, as well as perform such other [ * ] necessary to permit continuity in the development and manufacture of the Bulk Drug Substance) and provide [ * ]

12.4 General Termination Rights. Upon the occurrence of the following events, either party may terminate this Agreement by giving the other party [ * ] prior written notice:

(a) Upon the voluntary or involuntary filing of bankruptcy or insolvency of the other party; or

(b) Upon the material breach of any provision of this Agreement by the other party if the breach is not remedied prior to the expiration of such [ * ] notice period, or if the breach is of a type that cannot be remedied within [ * ], then a remedy promptly commenced and diligently pursued until complete remediation.

12.5 Termination Due to Regulatory Action. ZymoGenetics may terminate this Agreement upon [ * ] written notice in the event that any Regulatory Authority takes any action, or raises any objection, that has (or could reasonably be expected to have) a material adverse effect on ZymoGenetics’ right or ability to import, export, have manufactured, purchase or sell any Product. In the event ZymoGenetics terminates this Agreement pursuant to this Section 12.5 but within [ * ] thereafter determines that it is able to proceed toward or with the commercialization of Bulk Drug Substance, unless such termination is due to regulatory actions directly affecting Abbott’s ability to operate its biologics manufacturing business or the manufacturing facilities at which the Bulk Drug Substance is being made, Abbott shall have the first right to manufacture the Bulk Drug Substance (exercisable within a [ * ] from the date Abbott receives written notice from ZymoGenetics of such decision to proceed) for such Bulk Drug Substance at the price and upon the terms and conditions set forth in this Agreement.

12.6 Actions on Termination. Upon termination of this Agreement for any reason, the following shall occur:

(a) Dedicated Equipment. Upon ZymoGenetics’ option (i) Abbott shall deliver to ZymoGenetics (at ZymoGenetics’ cost of removal and shipment) all Dedicated Equipment or if the Parties mutually agree (ii) Abbott shall purchase all Dedicated Equipment from ZymoGenetics at its depreciated (calculated on a straight-line basis) book value thereof;

(b) Confidential Information and Records. Each party shall deliver to the other, or destroy at the Parties election, all materials, reports, and other documents (including copies thereof) in its possession or control containing Confidential Information of the other party, and each will cease to make use of the other’s Confidential Information; in particular, the Bulk Drug Substance Specifications shall be promptly returned to ZymoGenetics along with the

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following records, which are to be maintained by Abbott on behalf of ZymoGenetics during the term of this Agreement: Bulk Drug Substance Specific Master Manufacturing Batch Records; Drug Product Specific Test Methods; Drug Product Specific Standard Operating Procedures; Drug Product Specific Material Specifications (in-process limits and Drug Product specifications); and Drug Product Specific Validation Protocols and Reports (Equipment, Process, Cleaning, Test Method);

(c) Technology Transfer. Upon ZymoGenetics’ request, Abbott will assist ZymoGenetics with the transfer of the manufacturing process associated with the Bulk Drug Substance to ZymoGenetics or its designee;

(d) Raw Materials. Abbott shall return to ZymoGenetics all unused raw materials associated with Bulk Drug Substance to the extent it has been paid for by ZymoGenetics;

(e) Maintenance of Information. ZymoGenetics shall continue to maintain information about the Bulk Drug Substance and its production for such time and in such manner as required by the Regulatory Authorities and shall continue to respond in a timely manner to all queries and requests for information from Regulatory Authorities; and

(f) Project Reassignment Costs. If the Project is terminated, Abbott shall advise ZymoGenetics of Abbott’s reasonable research and development fees on the Project incurred in accordance with the Project budget as described in Article 5 of this Agreement (“Incurred Fees”) prior to such termination. The Parties shall negotiate in good faith an appropriate and reasonable adjustment based upon Abbott’s Incurred Fees and ZymoGenetics’ Research and Development Fee payments previously made following such termination. Unless the Agreement was terminated due to Abbott’s material breach, ZymoGenetics shall pay Abbott for [ * ] associated with reassignment of resources as determined in good faith by Abbott (“Reassignment Costs”). Such Reassignment Costs shall include but not be limited to: [ * ] (less any avoidable out-of-pocket costs). Abbott shall use reasonable best efforts to minimize Reassignment Costs. Any such Reassignment Costs shall be limited to costs incurred within the period of time that is the shorter of (a) [ * ] of the labor, assets and other resources or (b) the [ * ] period following the termination of the Agreement, except to the extent that ZymoGenetics approves such additional costs in writing. Abbott shall provide to ZymoGenetics a detailed summary of Incurred Fees and [ * ] payable pursuant to this Section 12.6. Upon payment of any adjustment required by this Section 12.6, this Agreement shall terminate.

12.7 Purchase of Firm Orders. Upon termination of this Agreement for any reason other than due to Abbott’s material breach, ZymoGenetics shall pay an amount to Abbott equal to the then outstanding firm purchase order (as described in Section 9.4); provided, however, if the amount of Bulk Drug Substance purchased by ZymoGenetics in the year of termination (including the amount reflected in the final firm purchase order) is less than the minimum purchase obligation for such year, ZymoGenetics shall pay an additional amount to meet such minimum purchase obligation. Notwithstanding the foregoing, if Abbott is able to resell its unused capacity that was attributable to the firm purchase order, it shall provide ZymoGenetics with a reasonable credit, offset or refund (as elected by ZymoGenetics) in an amount to be determined in good faith. ZymoGenetics shall have no purchase obligations beyond (a) the amounts reflected in the firm purchase order and (b) any portion of that Contract Year’s

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minimum purchase obligation that ZymoGenetics has not otherwise purchased (including any outstanding firm purchase orders).

12.8 Additional Remedies on Abbott’s Breach. In the event this Agreement is terminated due to Abbott’s material breach, ZymoGenetics shall have the following additional remedies:

(a) Continued Supply. Upon ZymoGenetics’ request, Abbott will continue to manufacture Bulk Drug Substance, for a reasonable amount of time not to exceed [ * ], under the terms of this Agreement until ZymoGenetics establishes an alternative source of manufacturing of the Bulk Drug Substance, which source is capable of performing at levels satisfactory to ZymoGenetics and has received all requisite regulatory and legal approvals to perform such manufacturing and supply services.

(b) Cost of Transfer. Abbott shall [ * ] to qualify the above described alternative source of manufacturing, subject to the Termination Cap.

(c) Technology Transfer. Upon ZymoGenetics’ request, Abbott will assist ZymoGenetics with the transfer of the manufacturing process associated with the Bulk Drug Substance to ZymoGenetics or its designee, including, without limitation, all information, data, documentation and technical assistance that may be reasonably needed to manufacture the Bulk Drug Substance.

12.9 Survival Provisions. Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the Parties of any obligation accruing prior thereto, including, but not limited to, the obligation to pay money, and shall be without prejudice to the rights and remedies of either party with respect to the antecedent breach of any of the provisions of this Agreement. Further, Articles 2.3, 5.3, 9.3 and 9.4 (firm orders), 10, 11, 12, 13, 14, 15, 16, 18, 19, 20, 21, 24 and 29 shall survive the termination of this Agreement.

12.10 [ * ] Termination Expenses. NOTWITHSTANDING ANY TERMS OR CONDITIONS TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL ABBOTT BE [ * ] TO ZYMOGENETICS [ * ] (OTHER THAN TO AN AFFILIATE OF EITHER PARTY) [ * ] , ARISING FROM ARTICLE 12 OF THIS AGREEMENT [ * ]

13.	Warranties

13.1 ZymoGenetics Warranties. ZymoGenetics warrants that it owns or controls all of the rights in and to the ZymoGenetics Patent Rights, ZymoGenetics Know-How, and Confidential Information provided by ZymoGenetics to Abbott hereunder, and that it has the full right and authority to grant to Abbott the licenses described in Section 10.3. ZYMOGENETICS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO BULK DRUG SUBSTANCE, ZYMOGENETICS PATENT RIGHTS, ZYMOGENETICS KNOW-HOW, AND ZYMOGENETICS CONFIDENTIAL INFORMATION PROVIDED HEREUNDER. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT

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[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, ARE HEREBY DISCLAIMED BY ZYMOGENETICS. IN NO EVENT SHALL ZYMOGENETICS OR ZYMOGENETICS’ AFFILIATES BE LIABLE FOR INDIRECT, INCIDENTAL, LIQUIDATED OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES OR PROFITS. If at any time any representation or warranty to ZymoGenetics’ knowledge is no longer accurate, ZymoGenetics will promptly notify Abbott of such fact.

13.2 Abbott Warranties. Abbott warrants to ZymoGenetics that Bulk Drug Substance delivered to ZymoGenetics pursuant to Section 6.2 (as “Registration Batches”) or Articles 8 and 9 of this Agreement shall conform with the Bulk Drug Substance Specifications and shall have been manufactured in compliance with this Agreement and all applicable laws and regulations. Abbott warrants to ZymoGenetics that it has, and shall maintain in compliance with applicable laws and regulations during the term of this Agreement, the facilities, equipment, personnel, licenses and patents and expertise necessary to fulfill its obligations hereunder. Abbott also represents and warrants that (a) it is not debarred and has not and will not knowingly use in any capacity the services of any person debarred under Section 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992 as amended or any comparable law of the EMEA or any ICH confirming country, as each may be amended from time to time, and (b) the Bulk Drug Product will not be adulterated or misbranded, within the meaning of the U.S. Food, Drug & Cosmetics Act, or any comparable laws, rules or regulations of any non-U.S. jurisdiction, as a result of any act or omission of Abbott. ABBOTT MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO BULK DRUG SUBSTANCE. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, ARE HEREBY DISCLAIMED BY ABBOTT. IN NO EVENT SHALL ABBOTT OR ABBOTT’S AFFILIATES BE LIABLE FOR INDIRECT, INCIDENTAL, LIQUIDATED OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES OR PROFITS. If at any time any representation or warranty to Abbott’s knowledge is no longer accurate, Abbott will promptly notify ZymoGenetics of such fact.

14.	Indemnification

14.1 ZymoGenetics Indemnification. ZymoGenetics shall defend, indemnify and hold harmless Abbott and its Affiliates and their respective employees, directors and agents against any liability, judgment, loss, damage, cost and other expense (including reasonable attorney’s fees) (“Liability”) resulting from any Third Party (except for Affiliates of Abbott) demand or lawsuit arising from (i) ZymoGenetics’ negligence or willful misconduct in the development, testing, use, manufacture, promotion, marketing, sale, distribution, packaging, labeling, handling, storage, and/or disposal of Bulk Drug Substance and/or formulations containing Bulk Drug Substance; or (ii) alleged infringement of any patent or other proprietary rights of such Third Party (except for Affiliates of Abbott) based on the testing, use, manufacture, promotion, marketing, sale, distribution, packaging, labeling, handling, storage, and/or disposal of the Bulk Drug Substance, except to the extent the Third Party (except for Affiliates of Abbott) demands, or lawsuit arises out of, or relates to the events described in section 14.2 (ii); or (iii) ZymoGenetics’ and/or any ZymoGenetics’ Affiliate’s, licensee’s and/or sublicensee’s material

CONFIDENTIAL AGREEMENT	22	Abbott-ZymoGenetics

[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

breach of this Agreement, except to the extent the Third Party (except for Affiliates of Abbott) demand or lawsuit arises out of or relates to the events described in Section 14.2.

14.2 Abbott Indemnification. Abbott shall defend, indemnify and hold harmless ZymoGenetics, its Affiliates, licensees and sublicensees and their respective employees, directors and agents against any Liability arising from (i) Abbott’s negligence or willful misconduct in the development, testing, use, storage, handling, packaging, labeling, manufacture, storage or delivery of Bulk Drug Substance, formulations containing Bulk Drug Substance or its raw materials; (ii) an action brought by a Third Party (except for Affiliates of ZymoGenetics) based on any manufacturing procedures, methods or techniques (or component thereof) that are incorporated into the manufacturing process of the Bulk Drug Substance by Abbott without first obtaining the express written consent of ZymoGenetics and which are other than ZymoGenetics Patent Rights and ZymoGenetics Know-How, or (iii) Abbott’s material breach of this Agreement, except to the extent the Third Party (except for Affiliates of ZymoGenetics) demand or lawsuit arises out of or relates to the events described in is liable under Section 14.1.

14.3 Claims and Proceedings. Each party shall notify the other promptly of any threatened or pending claim or proceeding covered by any of the above Sections in this Article 14 and shall include sufficient information to enable the other party to assess the facts; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of its obligations hereunder except to the extent the it is prejudiced by such failure. Each party shall cooperate in good faith with the indemnifying party in the defense of all such claims, with the indemnifying party being permitted to maintain control of such defense through legal counsel selected by such party. No settlement or compromise shall be binding on a party hereto without its prior written consent.

15.	Assignment

Neither Party may assign this Agreement or any of its rights under this Agreement or delegate (or subcontract) any of its duties or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, but subject to the last sentence of this Article 15, either Party may assign this Agreement, without the other Party’s consent, to any purchaser of all or substantially all of such Party’s assets, or the assets of the business unit or division of which this Agreement is a part, or to any successor by way of merger, consolidation or similar transaction. Subject to the foregoing, this Agreement will be binding upon, enforceable by, and inure to the benefit of the Parties and their respective successors and assigns. No assignment of this Agreement may be made in the event such action would in any way impair or jeopardize any pending or actual regulatory approval for the manufacture of the Bulk Drug Substance or adversely affect the regulatory status of the Bulk Drug Substance or any Product.

16.	Notices

All notices hereunder shall be in writing and shall be delivered personally, by nationally recognized courier service, registered or certified mail, postage prepaid, mailed by express mail service or given by Facsimile (with hard copy sent by one of the other approved methods on the same day), to the following addresses of the respective Parties:

If to Abbott:	Abbott Laboratories Senior Vice President, Global Pharmaceutical Manufacturing Department 390, Building NCA1 1401 Sheridan Road North Chicago, IL 60064-6314 Fax Number: 847-938-2315

CONFIDENTIAL AGREEMENT	23	Abbott-ZymoGenetics

[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

with copy to:	Abbott Laboratories Senior Vice President and General Counsel Department 364, Building AP6D 100 Abbott Park Road Abbott Park, IL 60064-6049 Fax Number: 847-938-6277

If to ZymoGenetics:	ZymoGenetics, Inc. Senior Vice President, Technical Operations 1201 Eastlake Avenue East Seattle, WA 98102 Fax Number: 206-442-6559

with copy to:	ZymoGenetics, Inc. Senior Vice President, Intellectual Property & Legal Affairs 1201 Eastlake Avenue East Seattle, WA 98102 Fax Number: 206-442-6678

Notices shall be effective upon receipt if personally delivered, on the third business day following the date of mailing if sent by certified or registered mail, and on the second business day following the date of delivery to the express mail service if sent by express mail, or the date of transmission if sent by facsimile (provided a hard copy is sent as described above). A party may change its address listed above by notice to the other party.

17.	Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto. No amendment or modification to this Agreement will be effective unless it is in writing and signed by both Parties to this Agreement.

18.	Alternative Dispute Resolution and Applicable Law

18.1 Choice of Law. This Agreement shall be construed, interpreted and governed by the laws of the State of New York, excluding its choice of law provisions.

18.2 Alternative Dispute Resolution. The Parties recognize that bona fide disputes may arise which relate to the Parties’ rights and obligations under this Agreement. The Parties agree that

CONFIDENTIAL AGREEMENT	24	Abbott-ZymoGenetics

[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

any such dispute shall be resolved by Alternative Dispute Resolution (“ADR”) in accordance with the procedure set forth in Exhibit E.

19.	Force Majeure

Any delay in the performance of any of the duties or obligations of any party (except the payment of money due hereunder for services rendered) caused by an event outside the affected party’s reasonable control shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of the public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; earthquakes; shortages of material or energy; delays in the delivery of raw materials, or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected (a “Force Majeure Event”). The party so affected shall give prompt notice to the other party of such cause, following which the Parties will promptly meet to determine an equitable solution to the effects of such event and the party affected by the event shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible. ZymoGenetics may cancel without penalty (and shall have no obligation to pay any amounts attributable to minimum quantities or firm purchase orders applicable to any period following the date of the Force Majeure Event) (a) any and all purchase orders in the event Abbott is unable to fulfil an outstanding purchase order within [ * ] of its scheduled delivery date due to a Force Majeure Event and (b) this Agreement if the Force Majeure Event affects Abbott’s ability to perform pursuant to this Agreement for more than an aggregate of [ * ] in any single [ * ]. Upon cessation of such Force Majeure Event, the affected party shall promptly resume performance on all purchase orders which have not been terminated.

20.	Severability

If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and in lieu of each such invalid, illegal or unenforceable provision there shall be added automatically as a part of this Agreement a provision that is valid, legal and enforceable, and as similar in terms to such invalid, illegal or unenforceable provision as may be possible while giving effect to the benefits and burdens for which the Parties have bargained hereunder.

21.	Waiver

No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party hereto. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

22.	Exhibits

All Exhibits referenced herein are hereby made a part of this Agreement.

CONFIDENTIAL AGREEMENT	25	Abbott-ZymoGenetics

[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

23.	Counterparts

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

24.	No Publicity

Except as required by law or regulation, neither party shall disclose the material provisions (as defined in the next sentence) of this Agreement or make any public announcement or public statement concerning the material provisions of this Agreement, without the prior written approval of the other party. For purposes of this Article, the term “material provisions” shall include price, term, termination options and ownership of intellectual property. Except as permitted in Exhibit H, neither party shall use the name of the other party in any publicity release or advertising without the other party’s prior written consent, not to be unreasonably withheld. Notwithstanding the foregoing, either party, without the consent of the other party, may disclose the general nature and terms of this Agreement to investors or potential investors, provided that prior to such disclosure, such investors executed confidentiality and non-disclosure agreements with terms no less stringent than as provided for in this Article 24. Any disclosure required by law or judicial order proposed by a Party that names the other Party, shall first be provided in draft to the other Party. Each Party shall use reasonable best efforts to provide the other Party with [ * ] to review such proposed draft.

25.	Relationship

The relationship between the Parties to this Agreement is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint ventures, nor of principal and agent between Abbott and ZymoGenetics. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other Party to any contract or undertaking with any Third Party.

26.	Headings

The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

27.	Non-Compete

Notwithstanding anything to the contrary set forth herein, Abbott agrees that during the term of this Agreement, unless sooner terminated in accordance with the terms of this Agreement, Abbott will not enter into any supply agreement with any Third Party (except for Abbott’s Affiliates) which agreement is for the supply of a similar pharmaceutical compound indicated for use in blood coagulation applications in surgery or such other approved Product label claim at the time of the initial BLA filing (the “Competitive Compound”). The terms and provisions of this Section 27 shall not apply in any way to restrict or limit Abbott’s supply of Competitive Compounds to Abbott or to an Abbott Affiliate.

CONFIDENTIAL AGREEMENT	26	Abbott-ZymoGenetics

[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

28.	Insurance

During the term of this Agreement, ZymoGenetics and Abbott shall maintain in full force and effect, for the benefit of ZymoGenetics and Abbott respectively product liability insurance (with Abbott’s coverage extending to its obligations as a manufacturer of the Bulk Drug Substance) in an amount of not less than [ * ] for each accident or occurrence and in the aggregate. At the inception of this Agreement and annually thereafter, ZymoGenetics and Abbott shall furnish the other with a certificate of insurance evidencing that it has such insurance coverage in force. During the term of this Agreement, either Party may self-insure in whole or in part the insurance requirements described above, provided such Party maintains both (a) a net worth as measured by its retained earnings in the amount of [ * ] and (b) a minimum of [ * ] of unrestricted cash or cash equivalents at its disposal (together, “Self-Insurance Requirement”). If a party self-insures in accordance with the foregoing, then in order to be permitted to maintain such self-insurance, such party must maintain throughout the term of this Agreement the Self-Insurance Requirement and deliver to other party, within [ * ] after the end of each of such party’s fiscal years, a statement in the form described above evidencing the compliance with the Self-Insurance Requirement. If at any time the Party fails to comply with either of the Self-Insurance Requirement, then such Party must obtain, provide, and keep in full force and effect (until the Party complies with Self-Insurance Requirements) the above referenced insurance coverage and provide the other Party with evidence of the same in accordance with this Section. Notwithstanding any of the foregoing to the contrary, so long as a party is publicly traded on a nationally recognized stock exchange, such party shall have no obligation to provide the other party with the Self Insurance Requirement otherwise required pursuant to this Section.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the later day and year written below.

ABBOTT LABORATORIES		ZYMOGENETICS, INC.

By:	/s/ Lance B. Wyatt	By:	/s/ Mark D. Young

Lance B. Wyatt

Title:	Senior Vice President, Global Pharmaceutical Manufacturing	Title:	S.V.P. Technical Operations

Date:	30 September 2003	Date:	30 September 2003

		By:	/s/ James A. Johnson

		Title:	S.V.P. and Chief Financial Officer

		Date:	30 September 2003

CONFIDENTIAL AGREEMENT	27	Abbott-ZymoGenetics

[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

EXHIBIT A

[ * ]

i

[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

EXHIBIT B

[ * ]

ii

[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

EXHIBIT C

[ * ]

iii

[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

PAYMENT SCHEDULE

[ * ]

iv

[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

EXHIBIT D

Bulk Drug Substance Pricing

[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

EXHIBIT E

Alternative Dispute Resolution

The Parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either party’s rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the Parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The Parties shall have the right to be represented by counsel in such a proceeding.

1.	To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issued to be resolved within the same ADR.

2.	Within twenty-one (21) days following receipt of the original ADR notice, the Parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the Parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a)	The CPR shall submit to the Parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

(b)	Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)	Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)	If the Parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the Parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraph 2(a) - 2(d) shall be repeated.

3.	No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place at a location agreed upon by the Parties. If the Parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4.	At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a)	a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b)	a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)	a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d)	a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraph 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogations, requests for admissions, or production of documents.

5.	The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)	Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b)	Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c)	The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)	Except when testifying, witness shall be excluded from the hearing until closing arguments.

(e)	Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6.	Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.	The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.	The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)	If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b)	If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.	The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.	Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

11.	All disputes referred to ADR, the statute of limitations, and the remedies for any wrong that may be found, shall be governed by the laws of the State of Illinois.

12.	The neutral may not award punitive damages. The Parties hereby waive the right to punitive damages.

13.	The hearings shall be conducted in the English language.

EXHIBIT F

[ * ]

[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

EXHIBIT G

[ * ]

[ * ] designated portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

EXHIBIT H

Press Release

Contact

Investor Relations
Charles E. Hart, Ph.D. Sr. Director, Corporate Communications & Investor Relations (206) 442-6744	Media Relations Susan W. Specht, MBA Public Relations Associate (206) 442-6592

CONFIDENTIAL DRAFT: NOT FOR IMMEDIATE RELEASE

ZymoGenetics Signs Manufacturing Agreement with Abbott Laboratories to Produce Recombinant Human Thrombin

Seattle, [date tbd], 2003 – ZymoGenetics, Inc. (NASDAQ:ZGEN) today announced that it has entered into a commercial manufacturing agreement with Abbott Laboratories (NYSE:ABT) for the production of recombinant human Thrombin (rhThrombin). ZymoGenetics is developing rhThrombin as an alternative to bovine plasma-derived thrombin for use as a topical hemostat to control bleeding in a variety of surgical and wound healing settings.

“We’re pleased to be working with a company the caliber of Abbott,” commented Bruce L. A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. “The establishment of this agreement provides us with a manufacturer that has extensive experience in the production of recombinant proteins. Though rhThrombin has not yet entered clinical testing, we expect he program to advance quite rapidly. By establishing a manufacturing partnership early in the development process, we hope to insure that the clinical development of rhThrombin proceeds on schedule.”

Plasma-derived thrombin has been used as a hemostatic agent for more than 30 years and is applied topically to surgical incisions, sutures and burns to help stop bleeding at these sites. Plasma-derived thrombin is used annually in over 500,000 surgeries in the US, and more than 1,000,000 surgeries worldwide. ZymoGenetics is developing recombinant human thrombin as an alternative to the bovine plasma-derived product. Bovine thrombin is currently the only form of thrombin that is sold in the United States as a stand-alone product for the treatment of surgical bleeding. Recombinant coagulation proteins have, to date, been readily accepted by the medial community as safe alternatives to plasma-derived proteins, as demonstrated by the rapid acceptance of recombinant forms of coagulation Factor VIII and Factor IX.

Under the agreement, Abbott will be responsible for the production of rhThrombin, which is produced in mammalian cell culture, for use by ZymoGenetics in late stage clinical studies and commercial sale. ZymoGenetics retains all commercial rights to rhThrombin under this agreement. Financial terms were not disclosed.

continued

About ZymoGenetics

ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. Using a product discovery engine that combines ZymoGenetics’ strengths in biology, protein chemistry, molecular and cellular biology and bioinformatics, ZymoGenetics has generated a broad pipeline of potential proprietary product candidates. These span a wide array of clinical opportunities, including cardiovascular disease, autoimmune disease, cancer and tissue repair. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

About Abbott Laboratories

Abbott Laboratories is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals, nutritionals, and medical products, including devices and diagnostics. The company employs more than 70,000 people and markets its products in more than 130 countries. In 2002, the Company’s sales were $17.7 billion.

Abbott news releases and other information are available on the company’s Web site at www.abbott.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2002. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.